Exhibit 99.1
February 1, 2007
Commingled Pension Trust Fund (Special Situation
Property) of JPMorgan Chase Bank, N.A.
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Nate Daly
     Re: Carr Realty Partners LLC
Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2006, among SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., Columbia Equity, LP and Columbia Equity Trust, Inc. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
     Subject to Section 4.01 of the Merger Agreement, the parties to the Merger Agreement intend that the Company and its Subsidiaries shall actively seek to acquire real property and interests in real property during the period commencing upon execution of the Merger Agreement and ending upon the first to occur of either the Closing Date or Termination Date.
     In connection with the foregoing, the Company has negotiated the purchase of a fifty percent (50%) membership interest (the “Membership Interest”) in Carr Realty Partners LLC, a Delaware limited liability company (“CRP”) pursuant to the terms and conditions of that certain Amended and Restated Limited Liability Company Agreement of Carr Realty Partners LLC dated as of approximately even date herewith (the “CRP LLC Agreement”). CRP is a commercial real estate development and property management company.
     SSPF has approved the Company’s purchase of the Membership Interest pursuant to the terms of the CRP LLC Agreement. In order to facilitate the above-described transaction, SSPF and Company agree as follows:
     (A) SSPF shall acquire such Membership Interest through a corporate affiliate, Carr Management Holding Corporation, a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of the CRP LLC Agreement and, in so doing, shall become a member of CRP;
     (B) Subject to the terms of Section 2.2(a) of the CRP LLC Agreement, SSPF hereby grants the Company an option (the “Option”) to acquire all of the issued and outstanding stock in the Corporation (the “Stock”) for the Option Price (as hereinafter defined) commencing on the Termination Date. The Option shall be exercisable by the Company, its Subsidiary or Affiliate, for thirty (30) days following the Termination Date by written notice from the Company to SSPF, and the Company shall have ninety (90) days from exercise of the Option to close on the acquisition of the Stock. At the closing of such acquisition of the Stock, the Company shall pay the Option Price to SSPF and SSPF shall assign the Stock to the Company, its Subsidiary or Affiliate. The term “Option Price” shall mean the sum of (i) the total actual costs incurred by the SSPF affiliate in acquiring the Membership Interest, including capital contributions to CRP and other transaction costs (collectively, “Acquisition Costs”) and (ii) an IRR Amount (as defined in Exhibit A attached hereto) of ten percent (10%) per annum; and

Commingled Pension Trust Fund (Special Situation
Property) of JPMorgan Chase Bank, N.A.
February 1, 2007

     (C) SSPF hereby represents and warrants to the Company that the Corporation (i) as of the date hereof, is a newly-formed corporation, has not conducted any business and has not incurred any liabilities or obligations of any type, current or contingent, except for normal expenses involved in its incorporation, and (ii) from and after the date hereof, shall not conduct any business other than the ownership of the Membership Interest in CRP pursuant to the CRP LLC Agreement, and shall not incur any liabilities or obligations of any type, current or contingent, except as contemplated by the terms of the CRP LLC Agreement.
     (D) In the event Closing occurs under the Merger Agreement prior to the exercise by Company of the Option, SSPF shall cause the Stock to be sold to SSPF/CET PI LLC, its Subsidiary or Affiliates, at Closing for a purchase price equal to the Acquisition Costs.

Very truly yours, COLUMBIA EQUITY TRUST, INC., a Maryland corporation
By:	/s/ Oliver T. Carr, III
Oliver T. Carr, III, Chief Executive Officer

Date: February 1, 2007

The foregoing terms are hereby agreed to, accepted and approved by SSPF this 1st day of February 2007.

Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

By:	/s/ Nathaniel R. Daly Name: Nathaniel R. Daly Title: Vice President

EXHIBIT A
IRR / IRR AMOUNT
This Exhibit describes the internal rate of return calculation contemplated by the letter agreement (the “Letter Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part. Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in the Letter Agreement.
SECTION 1 CERTAIN DEFINITIONS.
     (i) “IRR” — Means that interest rate which, when used as a discount rate, causes the net present value of a payment made to the SSPF affiliate the cumulative distributions to equal the net present value of the Acquisition Costs paid by the SSPF affiliate. For purposes of this definition, (i) net present value shall be determined using monthly compounding periods, and (ii) all Acquisition Costs and payments shall be taken into account on the actual dates such Acquisition Costs are paid and such payments are made.
     (ii) “IRR Amount” — Means for the SSPF affiliate, at any time, the amount necessary to pay to such affiliate in order for such affiliate to have received the stated percentage IRR, computed based upon monthly compounding as of the first day of each month.
SECTION 2 CALCULATION OF IRR.
All IRR calculations shall be compounded monthly and calculated using the XIRR function in Microsoft Excel.